Termination Agreement

The undersigned parties hereby agree that the Put Option Agreement (the “Put Agreement”) dated as of October 30, 2009 by and among Bernard Kravitz, Central Mega Limited and Dionics, Inc. is hereby terminated with immediate effect and none of the parties shall have any further responsibility or liability thereunder.

This Agreement shall inure to the benefits of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the 29th day of June, 2012.

/s/ Bernard Kravitz
BERNARD KRAVITZ

CENTRAL MEGA LIMITED

By:	/s/ Jeff Teng
Name :	Jeff Teng
Title:	President

DIONICS, INC.

By:	/s/ Bernard Kravitz
Name :	Bernard Kravitz
Title:	President